Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of I.D. Systems, Inc. to be filed on or about August 4, 2015, of our report dated March 27, 2015, on our audits of the consolidated balance sheets as of December 31, 2014 and 2013, and  the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, cash flows and schedule for each of the years in the three-year period ended December 31, 2014, which report was included in the Annual Report on Form 10-K filed on March 27, 2015.

/s/ EisnerAmper LLP

Iselin, New Jersey
August 4, 2015